As filed with the Securities and Exchange Commission on December 27, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Microsoft Way
Redmond, Washington
98052-6399
(Address of Principal Executive Offices, including zip code)

Microsoft Corporation 2003 Employee Stock Purchase Plan
(Full title of the plan)

John Seethoff
Deputy General Counsel, Finance and Operations
One Microsoft Way
Redmond, Washington 98052-6399
(425) 882-8080
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Richard B. Dodd
Matthew S. Topham
Preston Gates & Ellis LLP
701 Fifth Avenue, Suite 5000
Seattle, WA 98104
(206) 623-7580

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock par value $.0000125	48,000,000	$53.34	$2,560,320,000	$235,549.44

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Microsoft’s outstanding common stock.

(2)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 20, 2002, as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

Microsoft Corporation (“Microsoft”) is filing this registration statement on Form S-8 to register 48,000,000 additional shares of Microsoft common stock authorized for issuance under the Microsoft Corporation 2003 Employee Stock Purchase Plan (the “Plan”), which was approved by the stockholders of Microsoft at its annual meeting on November 5, 2002. The Plan is an amendment and restatement of the Microsoft Corporation 1997 Employee Stock Purchase Plan, with respect to which Microsoft filed, on November 22, 1996, a registration statement on Form S-8 (registration no. 333-16665) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement.

The total number of shares of Microsoft common stock available for issuance under the Plan in connection with offerings that commence on or after January 1, 2003, will be 100,000,000, which includes the 48,000,000 shares of Microsoft common stock registered on this registration statement and 52,000,000 shares of Microsoft common stock that were registered on the Prior Registration Statement and reserved for issuance under the Plan, but not issued thereunder.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)  Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Commission on September 6, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)  Microsoft’s Proxy Statement dated September 25, 2002, filed with the Commission on September 19, 2002.

(c)  All other reports filed by Microsoft pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(d)  The description of Microsoft’s common stock, which is contained in a registration statement filed on Form S-3 with the Commission on December 2, 1996, registration number 333-17143, as amended.

In addition, all documents subsequently filed by Microsoft pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.    Interests of Named Experts and Counsel.

The validity of the Microsoft common stock that may be offered under the Plan will be passed upon for Microsoft by Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104-7078. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter in the aggregate own less than 2,000,000 shares of Microsoft common stock.

Item 8.    Exhibits.

Exhibit Number	Description

5.1	Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24	Powers of Attorney (contained within signature page)

99.1	Microsoft Corporation 2003 Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 26th day of December, 2002.

MICROSOFT CORPORATION

By:	/s/ STEVEN A. BALLMER
Steven A. Ballmer Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Ballmer his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ STEVEN A. BALLMER Steven A. Ballmer	Chief Executive Officer, Director (Principal Executive Officer)	December 26, 2002

/s/ WILLIAM H. GATES III William H. Gates III	Chairman, Chief Software Architect, Director	December 26, 2002

/s/ JOHN G. CONNORS John G. Connors	Senior Vice President, Finance and Administration, Chief Financial Officer	December 26, 2002

/s/ JAMES I. CASH James I. Cash	Director	December 26, 2002

/s/ RAYMOND V. GILMARTIN Raymond V. Gilmartin	Director	December 26, 2002

/s/ DAVID F. MARQUARDT David F. Marquardt	Director	December 26, 2002

/s/ ANN MCLAUGHLIN KOROLOGOS Ann McLaughlin Korologos	Director	December 26, 2002

/s/ W. G. REED, JR. W. G. Reed, Jr.	Director	December 26, 2002

/s/ JON A. SHIRLEY Jon A. Shirley	Director	December 26, 2002

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